Exhibit 99.1

Second Sight Medical Products Inc. Announces Resumption of Its Early Feasibility Study of the Orion® Cortical Visual Prosthesis at UCLA

September 22, 2020 08:00 AM Eastern Daylight Time

LOS ANGELES--(BUSINESS WIRE)--Second Sight Medical Products Inc. (NASDAQ: EYES), a developer, manufacturer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today announced the resumption of its Early Feasibility Study of the Orion® Visual Cortical Prosthesis System (“Orion”) at UCLA Medical Center (“UCLA”). The study, which includes four participants at UCLA and two participants at Baylor College of Medicine (“Baylor”), was paused for in-person visits following the guidelines for clinical trials at each institution in March 2020 due to COVID-19. Study visits have now been resumed; several UCLA participants are being examined this week, and Baylor is anticipated to resume its study soon.

The first human subject was implanted with Orion in January 2018. A total of six subjects have been implanted in the Orion Early Feasibility Study.

“We are delighted that the Early Feasibility Study has restarted. The study, like many such investigations, was suspended as medical centers focused attention and resources on their COVID-19 response and to protect the health of study participants. Our highest priority remains the health and safety of all of our study participants, and we look forward to continuing this important research. We remain committed to this innovative technology and believe that Orion has the potential to safely benefit blind individuals and help them to perform everyday tasks,” stated Matt Pfeffer, Acting Chief Executive Officer.

Orion is a breakthrough technology intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease, and eye injury. Orion converts images captured by a miniature video camera mounted on glasses into a series of small electrical pulses transmitted wirelessly to electrodes implanted directly on the visual cortex of the individual subject’s brain.

In June 2019, the study’s principal investigators, Nader Pouratian, MD, Ph.D. of UCLA and Daniel Yoshor, MD of Baylor, presented 12-month results from the Early Feasibility Study at the World Society for Stereotactic and Functional Neurosurgery Annual Meeting in New York City. On both the primary and secondary outcome measures, latest results at 12 months have been positive.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements.”

Exhibit 99.1

These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “strategy,” “goal,” or “planned,” “seeks,” “may,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, our refinement of strategy, including the outcome of our announced downgrading of operations, our attempts to secure additional financing, our exploring possible business alternatives, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including those risks and uncertainties described in or implied by the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K, filed on March 19, 2020 and Forms 10-Q filed June 26, 2020 and August 13, 2020, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto, or any change in events, conditions, or circumstances on which any such statement is based.

About Second Sight Medical Products Inc.

Second Sight Medical Products, Inc. (NASDAQ: EYES) develops, manufactures and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals. The Company’s headquarters are in Los Angeles, California. More information is available at https://secondsight.com.

About the Orion Visual Cortical Prosthesis System

Leveraging Second Sight’s 20 years of experience in neuromodulation for vision, the Orion Visual Cortical Prosthesis System (Orion) is an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease, and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. A six-subject early feasibility study of the Orion is currently underway at the Ronald Reagan UCLA Medical Center in Los Angeles and the Baylor College of Medicine in Houston. No peer-reviewed data is available yet for the Orion system.

Exhibit 99.1

Contacts

Investor Relations
In-Site Communications, Inc.
Lisa Wilson, President
T: 212-452-2793
E: lwilson@insitecony.com